Exhibit 10.35

EXHIBIT B
HONEYWELL INTERNATIONAL INC.
Employee Non-Competition Agreement

In consideration of my employment, continued employment, compensation, equity awards, post-termination benefits and the special grant of restricted stock units, I agree that throughout my employment with Honeywell and for a period of two (2) years following the later of (i) my Termination of Employment1 from Honeywell for any reason, or (ii) the Date on which Salary Continuation Benefits End,2 if applicable, I will not, without the written consent of Honeywell, directly or indirectly, engage or be interested in (without any geographic restrictions or limitations), as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise, directly or indirectly, with or without compensation, any Competing Business or assist any Competing Business.

For purposes of this Exhibit, “Competing Business” shall mean each of the following, along with their subsidiaries and affiliates, successors and assigns: (i) Siemens Building Technology division; (ii) Tyco International’s Security business; (iii) Bosch’s Security Systems business; (iv) Emerson Electric Co.’s Climate Technologies business; (v) Schneider Electric; (vi) Johnson Controls, Inc.’s Building Efficiency (York) business; (vii) Cisco Systems’ Converged Building Systems business; (viii) Arkema Inc.; (ix) Axens; (x) BASF; (xi) DSM Dyneema; (xii) E.I. DuPont de Nemours; (xiii) Ingersoll Rand; (xiv) Shell (Criterion) Chemicals; (xv) Dow Chemical; (xvi) Sigma-Aldrich Corp.; (xvii) United Technologies’ Carrier business; (xviii) Lennox International Inc.; (xix) Invensys; and (xx) any business entity or group of business entities, regardless of whether organized as a corporation, partnership (general or limited), joint venture, association or other organization or entity (“Business Entity”) (A) with annual gross sales in excess of $1 billion, (B) that designs, develops, produces, offers for sale or sells products or services that can be substituted for the products or services of any Honeywell strategic business group, unit or enterprise, or similar division or business segment, over which I had executive authority within ten (10) years prior to my termination of employment (including, but not limited to, security, building automation, controls and combustion, building solutions and systems integration, refining, petrochemical technologies and materials, resins and chemicals, electronic materials, fluorine products, advanced fibers and composites, refrigerants, specialty gases, additive and other specialty products) (“Competitive Honeywell Activities”), and (C) with gross revenue from Competitive Honeywell Activities of at least $100 million in any of the Business Entity’s two (2) preceding fiscal years. Nothing herein, however, shall prohibit me from acquiring or holding not more than one percent (1%) of any class of publicly traded securities of any such business; provided that such securities entitle me to no more than one percent (1%) of the total outstanding votes entitled to be cast by security holders of such business in matters on which such security holders are entitled to vote.

In the event any of the foregoing covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time, over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be

[1]	“Termination of Employment” means my last day of active employment with Honeywell.

[2]

“Date on which Salary Continuation Benefits End” means the last day on which I receive any salary continuation benefits under any (i) severance plan sponsored or funded by Honeywell, (ii) agreement by Honeywell to pay severance benefits, whether oral or written, express or implied, or (iii) any statutory, regulatory, court or other legally-mandated entitlement to notice, redundancy, or severance pay or any other termination benefits, if my employment is terminated under circumstances that entitle me to such benefits.

enforceable, all as determined by such court in such action. The invalidity or unenforceability of any particular provision of this Non-Competition Agreement shall not affect the other provisions hereof, which shall remain in full force and effect.

I agree that Honeywell’s remedies at law would be inadequate in the event of a breach or threatened breach of this Non-Competition Agreement. Accordingly, Honeywell shall be entitled, in addition to its rights at law, to seek an injunction or other equitable relief without the need to post a bond.

This Agreement should be read in concert with the Honeywell International Inc. Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information and is not meant to conflict with or supersede that Agreement. This Agreement and the Honeywell International Inc. Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information supercede all prior agreements between Honeywell (or its predecessor companies) and me with respect to the subject matter hereof.

I acknowledge that I have read this Non-Competition Agreement. I understand that to the extent applicable, it remains in effect during my employment and following the termination of my employment. This Non-Competition Agreement may be amended only by a written agreement signed by both parties.

/s/ Andreas Kramvis	10/26/10

Andreas Kramvis	Date

This Non-Competition Agreement was signed in consideration of my employment, continued employment, compensation, equity awards, post-termination benefits and the special grant of restricted stock units, as well as other good and valuable consideration.